                                                                   EXHIBIT 11.1

          SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE

                             YEAR ENDED DECEMBER 31,         NINE MONTHS ENDED SEPTEMBER 30,
                         ----------------------------------  --------------------------------
                            1994        1995        1996          1996             1997
                         ----------  ----------  ----------  --------------- ----------------
Net Income (Loss)
 Attributable to
 Common Stockholders...  $ (956,029) $ (940,744) $ (413,265) $       123,191 $     (4,164,163)
                         ==========  ==========  ==========  =============== ================
Weighted Average Number
 of Shares Outstanding
 During the Period.....   4,681,256   4,915,086   5,097,073        5,088,397        5,334,562
Add:
  Common Stock
   Equivalent Shares
   Represented by Stock
   Options Granted
   Related to stock
   Plans(1)............     777,125     777,125     777,125          777,125          777,125
Assumed Conversion of
 Series A, C, D & E
 Preferred Shares to
 Common Shares(2)......         --          --          --               --         2,222,349
                         ----------  ----------  ----------  --------------- ----------------
                          5,458,381   5,692,211   5,874,198        5,865,522        8,334,036
                         ==========  ==========  ==========  =============== ================
Net Loss Per Share
 Attributable to
 Common Stockholders...  $    (0.18) $    (0.17) $    (0.07) $          0.02 $          (0.50)
                         ==========  ==========  ==========  =============== ================
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(1) Pursuant to the rules of the Securities and Exchange Commission, all options and warrants granted at prices less than the initial public offering price during the twelve months preceding the offering date have been included as common stock equivalents in the calculation of weighted shares outstanding for all periods presented.

(2) In connection with the initial public offering Series A, C, D and E
    Preferred Shares will automatically convert to common stock on a one for one basis. The additive shares reflect such conversion had the conversion occurred during the nine months ended September 30, 1997.